EXHIBIT 99
News Release


      Mike Miller and Brian MacLean Promoted to Chief Operating Officers
                             of St. Paul Travelers

SAINT PAUL, Minn.-- Feb. 1, 2005--The St. Paul Travelers Companies, Inc. ("St. Paul Travelers") (NYSE:STA) today announced that T. Michael Miller and Brian MacLean have been promoted to the newly created positions of Chief Operating Officers of the company. They report to Jay Fishman, President and Chief Executive Officer.

Miller is responsible for the Specialty business and the company's regional executive organization, and MacLean is responsible for the Commercial business, including the company's runoff businesses, along with his previous Claim responsibilities. In addition, Joseph P. Lacher, who has served as the Chief Executive Officer of the Personal Lines business, has been promoted to Executive Vice President of the company reporting directly to Fishman and continues to lead Personal Lines. The appointments are effective immediately.

"Brian has overseen the integration of our claim business into a cohesive organization. His strong relationships with our Commercial team and his leadership skills demonstrated in prior years while he ran our Select business market make him an excellent choice to assume the leadership of this business. Under Mike's leadership, our Specialty business continues to demonstrate its ability to provide excellent solutions tailored to the needs of clients in key business segments. We are confident that he will provide strong coordination of our regional executive organization. Joe has delivered substantial results in Personal Lines over several years, and this promotion recognizes his contributions. All three individuals will be central to our efforts to implement key initiatives to further position St. Paul Travelers for future growth and success," said Fishman.

The company also announced today that Douglas G. Elliot, who most recently served as Chief Executive Officer, Commercial and Personal Lines, has decided to pursue other career opportunities and is leaving the company.

"All of us are greatly appreciative of Doug's efforts on behalf of St. Paul Travelers and its predecessor company over the course of the past 18 years," said Fishman. "He has made many important contributions and we wish him well."

St. Paul Travelers is a leading provider of property casualty insurance and asset management services. For more information, visit www.stpaultravelers.com.

CONTACT: The St. Paul Travelers Companies, Inc.
Media:
Shane Boyd, 651-310-3846
or
Marlene Ibsen, 860-277-9039
or


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Joan Palm, 651-310-2685
or
Institutional Investors:
Maria Olivo, 860-277-8330
or
David Punda, 212-588-8417
or
Individual Investors:
Marc Parr, 860-277-0779